Exhibit 8.3

       Opinion of RP Financial, LP as to the Value of Subscription Rights

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants


                                        June 11, 1999


Board of Trustees
Mutual Bancshares, Inc.
2707 Colby Avenue, Suite 600
Everett, Washington  98201


Re:  Plan of Reorganization and Stock Issuance Plan: Subscription Rights
     -------------------------------------------------------------------

Members of the Board of Trustees:

     All capitalized terms not otherwise defined in this letter have the meanings given to such terms in an amended Plan of Reorganization and Stock Issuance Plan (the "Plan") adopted by the Board of Trustees of Mutual Bancshares, Inc. ("MBSI"). Pursuant to the Plan, MBSI will change its name to EverTrust Financial Group, Inc. ("EverTrust" or the "Company"), and convert to the stock form of ownership. Simultaneously, the Company will issue shares of common stock.

     We understand that, in accordance with the Plan, Subscription Rights to purchase shares of Common Stock in Bancorp are to be issued to: (1) Eligible Account Holders; (2) the Employee Stock Ownership Plan; (3) Supplemental Eligible Account Holders; (4) Other Members; and (5) Commercial Bank of Everett Eligible Account Holders. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

     1.   the Subscription Rights will have no ascertainable market value; and

     2. the price at which the Subscription Rights are exercisable will not be more or less than the estimated pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stock as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Subscription Offering will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                        Respectfully submitted,

                                        RP FINANCIAL, LC.

                                        /s/ RP FINANCIAL, LC.


--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788